Exhibit 10.55

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FINAL VERSION

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”), dated as of December 22, 2014 (the “Signing Date”), is entered into by and between Novartis Pharma AG, a corporation organized under the laws of Switzerland, having its principal office at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”), and Vanda Pharmaceuticals Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 2200 Pennsylvania Avenue, N.W., Suite 300E, Washington, D.C. 20037 (“Vanda”). All parties identified above shall be collectively referred to as the “Parties” and individually as “Party”.

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WHEREAS, Vanda and Novartis entered into a certain Amended and Restated Sublicense Agreement on October 12, 2009 (the “Sublicense Agreement”) and a certain Supply Agreement on May 2, 2012 (the “Supply Agreement”);

WHEREAS, Vanda has initiated an arbitration against Novartis, before the American Arbitration Association, Case No. 01-14-0000-5126 (the “Arbitration”), asserting claims as to Novartis’ performance of its obligations under the Sublicense Agreement and the Supply Agreement;

WHEREAS, Novartis has raised counterclaims in the Arbitration, asserting claims as to Vanda’s performance of its obligations under the Sublicense Agreement;

WHEREAS, each Party disputes the merits of the other Party’s claims and counterclaims, as the case may be, asserted in the Arbitration;

WHEREAS, the Parties wish to fully and finally resolve all differences, disputes, claims, and disagreements between them with respect to the Arbitration, the Sublicense Agreement, the Supply Agreement, and any related claims on the terms set forth herein, and to terminate any further litigation or arbitration with respect thereto, with no Party admitting fault or wrongdoing, on the terms and subject to the conditions set forth herein;

WHEREAS, the Parties are contemporaneously negotiating and executing documents to effect the transfer of certain assets from Novartis to Vanda, licensing of certain assets from Novartis and an equity investment by Novartis in Vanda as consideration for the dismissal of the Arbitration.

NOW, THEREFORE, with the intent to be legally bound hereby and in consideration of mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

ARTICLE I. DEFINITIONS

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Section 1.1 The following terms shall have the following meaning when used in this Agreement:

“Affiliate” shall mean, as to any person, entity or Party, any other person, entity or Party that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, entity or Party. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, entity or Party, whether through the ownership of voting interests, by Contract or otherwise. With respect to natural persons controlled by or Affiliates of entities, “Affiliate” shall include employees, officers, directors, administrators, and agents. All references hereto to either Vanda or Novartis shall include any affiliate of either Vanda or Novartis.

“Effective Date” shall mean the Closing Date as that term is defined in the Asset Transfer Agreement.

“Product” shall have the same meaning as set forth in the Sublicense Agreement.

“Settlement Agreements” shall mean the Asset Transfer Agreement, the Fanapt License Agreement, the Stock Purchase Agreement, Commercial Agreement, Transition Services Agreement, Inventory Supply Agreement, AQW License Agreement, and any ancillary agreements or related agreements required to be entered into between the Parties and their respective Affiliates under such agreements.

ARTICLE II. COVENANT NOT TO SUE

Section 2.1 Subject to Section 4.4 hereof, Novartis and Vanda mutually agree that they will not bring or cause to be brought any arbitration, proceeding, or action in any Court or with any government agency against each other concerning the Product, the Sublicense Agreement or the Supply Agreement.

Section 2.2 This Agreement attaches to and shall run with the Product. In the event of an assignment of any of the rights in and to the Product, the assignor shall notify the assignee in writing of the covenants described in Section 2.1 above, and shall refuse to consummate such assignment unless the assignee agrees in writing to be bound by such covenants.

Section 2.3 It is the intention of the Parties that, following the execution of this Agreement, all arbitration, litigation, and disputes between the Parties relating to the Product, the Sublicense Agreement, the Supply Agreement and any other related claims be terminated.

ARTICLE III. CONSIDERATION

Section 3.1 Dismissal of Arbitration. As soon as practicable after the Effective Date, the Parties shall file with the American Arbitration Association executed requests to terminate the Arbitration. Pursuant to Rule 48 of the Arbitration Rules and Mediation

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Procedures, the Parties shall seek a consent award. Such consent award will include an allocation of arbitration costs, including administrative fees and expenses as well as arbitrator fees and expenses, for which each Party shall be responsible for its pro-rata 50% share. Such consent award will also include a provision declaring that neither Party is to be deemed a “losing party” under Section 16 of the Sublicense Agreement, and that neither Party is responsible, in whole or in part, for the other Party’s attorneys’ fees or costs.

Section 3.2 Transfer of FANAPT® Franchise to Vanda. On the Signing Date, Vanda and Novartis shall enter into the Asset Transfer Agreement, attached as Exhibit A to this Agreement (“Asset Transfer Agreement”), the Fanapt License Agreement, attached as Exhibit B to this Agreement (“Fanapt License Agreement”), the Commercial Agreement, attached as Exhibit C to this Agreement (“Commercial Agreement”), the Transition Services Agreement, attached as Exhibit D to this Agreement (“Transition Services Agreement”), Supply Agreement, attached as Exhibit E to this Agreement (“Inventory Supply Agreement”), and other ancillary agreements, as specified in the Asset Transfer Agreement, and at the Closing (as defined) in the Asset Transfer Agreement shall execute and deliver such other documents and certificates as are required pursuant to the Asset Transfer Agreement.

Section 3.3 Equity Investment by Novartis in Vanda.

(a) On the Signing Date, Vanda and Novartis shall enter into the Stock Purchase Agreement attached as Exhibit F to this Agreement (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, on the Effective Date, Novartis shall purchase 1,808,973 shares of Vanda’s Common Stock, par value $0.001 per share (the “Shares”) at a purchase price per share equal to $13.82 for an aggregate purchase price of US$25,000,000.

(b) Restrictions on Transfer. The sale or transfer of the Shares shall be subject to the restrictions set forth in the Stock Purchase Agreement.

Section 3.4 License of AQW Phase II Asset by Novartis to Vanda. On the Signing Date, Vanda and Novartis shall enter into the License Agreement in respect of Novartis’ compound known as AQW051, attached as Exhibit G to this Agreement (the “AQW License Agreement”).

Section 3.5 Effectiveness. It is understood and agreed by the Parties that if the Closing, as that term is defined in the Asset Transfer Agreement, does not occur, then the dismissal of the arbitration provided for in Section 3.1 will not occur hereunder, and the releases provided for in Article IV will not come into effect and each of the Settlement Agreements and other agreements, documents and certificates contemplated thereby shall become null and void.

Section 3.6 No Admission of Liability. It is understood and agreed that this is a compromise settlement of disputed claims and that the furnishing of consideration under this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability or otherwise by any Party hereto.

ARTICLE IV. MUTUAL RELEASE

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Section 4.1 Effective upon the Effective Date, Novartis and Vanda and each of their Affiliates each release and forever discharge the other, and each of their respective parents, subsidiaries, Affiliates, successors, assigns, directors, officers and employees from all manner of claims, demands, actions, suits, causes of action, damages, fines, penalties, and liabilities, of any nature whatsoever (collectively “Claims”) (whether such Claims arise or are incurred before, during or after the Effective Date), including costs, expenses, penalties, and attorney’s fees, known or unknown, suspected or unsuspected, in law, equity, tort, or contract that any Party ever had, now has, or hereafter can, shall or may have, directly, indirectly, as assignee, representatively, derivatively, in a proprietary capacity, or in any other capacity, to the extent that such Claims (i) could have been, should have been, or were asserted in the Arbitration; (ii) arise out of any conduct alleged in the Arbitration; or (iii) relate to the Sublicense Agreement, Supply Agreement or Product (collectively “Released Claims”).

Section 4.2 In the event that any Party asserts a claim that is a Released Claim, this Agreement shall operate as a complete bar to such claim.

Section 4.3 The Parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims, known and unknown, within the scope of the Release in Section 4.1. Each Party represents and warrants that it does not know or suspect to exist any other Claims against the other Party in their favor at the time of the Effective Date.

Section 4.4 Nothing in Article II or this Article IV shall act to bar, prevent, or release claims for the breach or enforcement of the terms or conditions of any of this Agreement or the Settlement Agreements.

ARTICLE V. MISCELLANEOUS

Section 5.1 Subject to the exceptions contained in Section 5.2, neither Party shall disclose to any third party nor use for any purpose outside of the scope of this Agreement any information which is not in the public domain and which was disclosed solely in connection with this Agreement: (a) by the disclosing Party or any of its Affiliates; or (b) any unaffiliated third party at the request of the disclosing Party (“Confidential Information”). The receiving Party may provide the disclosing Party’s Confidential Information only to its and its Affiliates’ directors, officers, employees, advisors, and consultants (“Representatives”) who are informed of the confidential nature of the Confidential Information and who are bound by obligations of confidentiality and non-use no less restrictive than those contained herein and provided that the receiving Party shall be responsible for any breach of this Agreement by its Representatives, which shall be considered a breach by the receiving Party. The obligations of confidentiality and non-use shall expire for Confidential Information which (i) is or becomes part of the public domain without a violation of this Agreement; (ii) was already in the receiving Party’s possession at the time of receipt from the disclosing Party, as shown by documentary evidence; or (iii) after the date of this Agreement is received from a Third Party whose direct or indirect source is not the disclosing Party. Upon termination or expiration of this Agreement for any reason, each Party will promptly return to the other Party all Confidential Information received from such other Party in connection with this Agreement, except to the extent and for the period of time that retaining such Confidential Information is reasonably necessary in order for the receiving Party to continue to enjoy or enforce the rights received, or to satisfy its obligations,

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under any of the Settlement Agreements or any other agreement between the Parties that survives following such expiration or termination, in which case, all such Confidential Information shall remain subject to restrictions and obligations set forth herein. The obligations of confidentiality and non-use contained in this Section 5.1 shall survive the termination of this Agreement for a period of ten (10) years.

Section 5.2 Disclosure of Confidential Information.

(a) Subject to the limitations set forth below, the Parties may disclose Confidential Information to the extent (i) required to be disclosed to regulatory authorities or governmental agencies for registration purposes, (ii) requested pursuant to an order of a competent court or administrative agency, or (iii) required by applicable law. In furtherance of the foregoing, the Parties acknowledge that, Vanda will be permitted pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, to file a Current Report on Form 8-K disclosing, to the extent required thereby, the entry into this Agreement by Vanda and a description of the terms and conditions hereof, and of any of the Settlement Agreements that are material to Vanda, provided, however, that Vanda shall provide drafts of such Current Report on Form 8-K sufficiently in advance of filing to permit Novartis to review and comment on such Current Report on Form 8-K and the Parties shall, to the extent reasonably practicable, coordinate and work in good faith to create a mutually acceptable Current Report on Form 8-K and Vanda shall take into consideration and comply with any reasonable comments or requests of Novartis.

(b) To the extent that either Party is required to make a filing or any other public disclosure (other than as set forth in the preceding sentence) with respect to this Agreement, any Settlement Agreement or the terms or existence hereof or thereof to comply with the requirements, rules, laws or regulations of any applicable stock exchange, The NASDAQ Global Market or any governmental or regulatory authority or body, including without limitation the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “Disclosure Obligations”), such Party shall promptly inform the other Party thereof and shall use reasonable efforts to maintain the confidentiality of the other Party’s confidential information in any such filing or disclosure. To the extent that either Party is required to file a copy of this Agreement or any Settlement Agreement to comply with the Disclosure Obligations, such Party shall promptly inform the other Party thereof. Prior to making any such filing of a copy of this Agreement or any such Settlement Agreement, the Parties shall mutually agree on the provisions of this Agreement and/or Settlement Agreement, as applicable, for which the Parties shall seek confidential treatment, it being understood that if one Party determines to seek confidential treatment for a provision for which the other Party does not, then the Parties will use reasonable efforts in connection with such filing to seek the confidential treatment of any such provision. The Parties shall cooperate, each at its own expense, in such filing, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith. The Parties shall agree with each other as to the form, timing and substance of any such filing. Each Party shall have the right to review in advance, and shall consult with the other Party on, all information relating to this Agreement or any Settlement Agreement, that appear in any such filing. In furtherance of the foregoing, the Parties will agree as promptly as practicable after the date of this Agreement on the confidential treatment request to be filed with the SEC and the redacted form or forms of this Agreement and/or Settlement

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Agreements, as applicable, related thereto. In furtherance thereof, any redaction reasonably requested by either Party shall be included in such filing. The Parties will reasonably cooperate in responding promptly to any comments received from the SEC with respect to such filing in an effort to achieve confidential treatment of such redacted form; provided, however, that a Party shall be relieved of such obligation to seek confidential treatment for a provision requested by the other Party if such treatment is not achieved after the second round of responses to comments from the SEC.

Section 5.3 Each Party and its undersigned representative represent and warrant that they have the right to enter into this Agreement and the Settlement Agreements and to grant the rights and assume the obligations hereunder and thereunder, and further warrant that they are under no restriction with respect to a grant of such rights or an assumption of such obligations.

Section 5.4 Nothing contained in this Agreement is intended or should be construed as to constitute the Parties as partners or joint venturers or as the agent of the other Party. Neither Party shall have any power or express or implied right or authority to assume or create any obligation on behalf of or in the name of the other Party or to bind the other Party in any manner whatsoever, including to any other contract, agreement or undertaking with any third party.

Section 5.5 The prevailing Party in any controversy or claim arising out of or related to this Agreement or the breach thereof shall be entitled to recover its reasonable attorneys’ fees and costs in addition to any other relief that may be granted.

Section 5.6 The Parties acknowledge that they have read this Agreement and that they have reviewed this Agreement with legal counsel of their own choosing. The Parties further acknowledge that they have been provided a full and ample opportunity to study this Agreement, and that it fully and accurately reflects the content of any and all understandings and agreements between the Parties concerning the matters referenced herein and that they are not relying on any other representations whatsoever as an inducement to execute this Agreement.

Section 5.7 Both Parties have participated substantially in the negotiation and drafting of this Agreement and each Party hereby disclaims any defense or assertion in any litigation that any ambiguity herein should be construed against either Party hereto.

Section 5.8 This Agreement and the Settlement Agreements (together with the Schedules and Exhibits attached thereto and any ancillary agreements, or other documents or requirements contemplated thereby) together constitute the entire agreement among, and supersede all prior agreements and understandings, both written and oral, between or among, the Parties with respect to the subject matter hereof. Except as specifically provided herein, no provision of this Agreement or any of the Settlement Agreements (together with the Schedules and Exhibits attached thereto and any ancillary agreements, or other documents or requirements contemplated thereby) is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

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Section 5.9 To the extent not inconsistent with the express provisions of this Agreement, each of the provisions contained in Article XIV (General Provisions) of the Asset Transfer Agreement is hereby incorporated into this Agreement by this reference as if each is a part hereof. Without limitation and without negation of any other inconsistency, the Parties acknowledge and agree that nothing in the Non-Recourse provision of the Asset Transfer Agreement (Section 14.1 thereof) shall limit the effectiveness of the releases given by and on behalf of Affiliates of the Parties hereunder or the enforceability of those releases against those Affiliates.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

NOVARTIS PHARMA AG

By:	/s/ Matt Owens
	Name:	Matt Owens
	Title:	Head Legal GBS & Strategy

By:	/s/ Marc Ceulemans
	Name:	Marc Ceulemans
	Title:	Head Strategic Venture
Capital Fund & Pharma Entities

VANDA PHARMACEUTICALS INC.

By:	/s/ Mihael H. Polymeropoulos, M.D.
	Name:	Mihael H. Polymeropoulos, M.D.
	Title:	CEO, Vanda